Exhibit 99.2

NUANCE COMMUNICATIONS, INC.
THIRD QUARTER FISCAL 2014 EARNINGS ANNOUNCEMENT
PREPARED CONFERENCE CALL REMARKS

Nuance is providing a copy of these prepared remarks in combination with its press release, to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, August 11, 2014 at 5:00 pm EDT and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of Nuance’s Website at www.nuance.com. The call can also be heard by dialing (800) 230-1059 or (612) 234-9959 at least five minutes prior to the call and referencing code 331219. A replay will be available within 24 hours of the announcement by dialing (800) 475-6701 or (320) 365-3844 and using the access code 331219.

Discussion of Business and Financial Highlights
In our press release today, Nuance reported:

•	Bookings of $547.0 million, up 16.7% from $468.8 million in Q3 13.

•	Non-GAAP revenue of $486.8 million, down slightly from $490.8 million a year ago. GAAP revenue of $475.5 million, up slightly from $469.8 million a year ago.

•	Total deferred revenue of $523.4 million, up 32.0% from $396.5 million a year ago.

•	Non-GAAP operating margin of 23.5%, compared to 28.1% a year ago.

•
Non-GAAP net income of $87.6 million, or $0.27 per diluted share, at the mid-point of our guidance range but down from $109.5 million, or $0.34 per diluted share, a year ago.  GAAP net loss of $(54.2) million, or $(0.17) per share, compared to $(35.0) million or $(0.11) per share a year ago.

•	Operating cash flow of $97.0 million, compared to $85.5 million a year ago. Cash, cash equivalents and marketable securities of $888.5 million as of June 30, 2014.

(Please see the section, “Discussion of Non-GAAP Financial Measures,” later in this document for more details on non-GAAP data.)

Our results for Q3 14 were led by strong performance in bookings, deferred revenue, cash flow and EPS, offset by revenue that was just below our guidance range. In Q3 14 we delivered year-over-year bookings growth of 17%. Through the first three quarters of FY 14 total bookings have grown 28%, exceeding our guidance, and the growth rate for on-demand bookings was materially higher. Bookings strength in the quarter was led by Healthcare on-demand, Dragon Medical, automotive, Enterprise OnDemand and MFP printing solutions.

In Q3 14, GAAP and non-GAAP revenue were each slightly below our guidance range. Revenue was strong for our Dragon Medical, Diagnostics, Automotive and Enterprise OnDemand solutions, but this strength was outweighed by faster than expected transition in the revenue model, lower than expected contribution from acquisitions and underperformance in our Imaging business unit.

•	In Q3 14, total recurring revenue grew 12% year-over-year and represented 65% of total revenue.

•	In Q3 14 on-demand revenue exceeded product and license revenue for the first time.

•	On demand revenue grew 12% year-over-year in Q3 14 and 11% year to date compared to the first three quarters of FY 13.

•	Year to date on-demand revenue represented 36% of total revenue, compared to 32% through the first three quarters of FY 13.

•	Maintenance and support revenue grew 11% year-over-year in Q3 14 and 11% year to date compared to the first three quarters of FY 13.

•	Year to date maintenance and support revenue represented 15% of total revenue, compared to 14% through the first three quarters of FY 13.

•	Product and license revenue declined 15% year-over-year in Q3 14 and 12% year to date compared to the first three quarters of FY 13.

•	Year to date product and license revenue represented 37% of total revenue, compared to 42% of revenue through the first three quarters of FY 13.

In Q3 14 we delivered EPS at the midpoint of our guidance range despite the underperformance in revenue, as a result of cost reductions and expense control. In order to further improve profitability during this period of revenue transition, we have increased our focus on driving productivity and efficiency in support of our changing revenue models. We will sustain and augment this focus during Q4 14 and into FY 15, with the objective of delivering improved margins while focusing our investments on key growth markets.

Operating cash flow as a percentage of non-GAAP net income was 111% in Q3 14 and was 104% through the first three quarters of FY 14, exceeding our targets. In Q3 14 we achieved 32% year-over-year growth in deferred revenue. Our operating cash flow and deferred revenue continued to benefit from the positive cash flow characteristics of our increasing recurring revenue models.

Discussion of Non-GAAP Bookings and Revenue
In Q3 14, we continued to embrace our customers’ increasing preference for long-term, recurring revenue contracts. These types of arrangements improve the sustainability and predictability of revenue streams but contribute less to near-term revenue than traditional perpetual license models. The transition to recurring revenue models was reflected in bookings, and our year-to-date on-demand bookings growth rate is materially higher than our overall bookings growth rate. In Q3 14, both Healthcare OnDemand and Enterprise OnDemand delivered strong bookings quarters.

Recurring revenue as a percentage of total revenue has grown from approximately 54% in Q1 13 to approximately 65% in Q3 14. Recurring revenue comprises on-demand, maintenance and support, and the elements of product and license revenue that are either term-based or transactional. On-demand revenue increased from 26% of total revenue in FY 11 to 32% of total revenue in FY 13, and further to 37% in Q3 14, marking the first quarter in which our on-demand revenue exceeded our product and license revenue. Over the same period, product and licensing revenue decreased from 47% in FY 11 to 42% in FY 13 and further to 36% in Q3 14.

An additional measure of our progress toward recurring revenue models is deferred revenue growth. Q3 14 total deferred revenue of $523.4 million represents 32.0% growth over Q3 13 deferred revenue of $396.5 million. A large part of this increase was driven by the Mobile & Consumer business, and notably growing shipments of automobiles, handsets and other consumer electronics that feature Nuance powered speech, virtual assistants and other connected services. In addition, a substantial portion of the increase was driven by Healthcare, resulting primarily from term-based license agreements.

Table: Non-GAAP Revenue by Segment

	Q1 2013	Q2 2013	Q3 2013	Q4 2013	FY 2013	Q1 2014	Q2 2014	Q3 2014
Healthcare	$217.4	$229.3	$238.1	$226.7	$911.6	$227.3	$237.0	$240.1
Yr/Yr Organic Growth*	3%	2%	2%	(1)%	2%	1%	1%	(2)%
Mobile & Consumer	$131.7	$116.2	$111.0	$120.3	$479.2	$115.3	$109.8	$109.2
Yr/Yr Organic Growth*	19%	(2)%	(19)%	(24)%	(8)%	(16)%	(7)%	(4)%
Enterprise	$83.7	$74.5	$78.9	$86.4	$323.5	$89.2	$87.2	$85.1
Yr/Yr Organic Growth*	11%	(18)%	7%	(5)%	(2)%	(8)%	3%	(8)%
Imaging	$59.6	$64.0	$62.8	$57.0	$243.4	$58.3	$56.0	$52.4
Yr/Yr Organic Growth*	6%	(10)%	(4)%	(9)%	(5)%	(9)%	(12)%	(16)%
Total revenue	$492.4	$484.0	$490.8	$490.4	$1,957.7	$490.1	$490.0	$486.8
Yr/Yr Organic Growth*	9%	(4)%	(3)%	(9)%	(2)%	(6)%	(2)%	(5)%

*
Organic growth is calculated by comparing Nuance’s reported non-GAAP revenue to revenue in the same period in the prior year. For purposes of this calculation, revenue is adjusted to include revenue from companies acquired by Nuance, as if we had owned the acquired business in all periods presented.

Table: Non-GAAP Revenue by Type

	Q1 2013	Q2 2013	Q3 2013	Q4 2013	FY 2013	Q1 2014	Q2 2014	Q3 2014
Product and Licensing	$218.3	$196.9	$205.5	$203.2	$823.8	$190.0	$182.1	$173.8
% of Revenue	44%	41%	42%	42%	42%	39%	37%	36%
Professional Services	$56.0	$56.8	$57.4	$55.7	$226.0	$54.2	$57.7	$57.8
% of Revenue	11%	12%	12%	11%	12%	11%	12%	12%
On-demand	$151.3	$164.3	$159.0	$158.9	$633.6	$171.6	$176.1	$178.8
% of Revenue	31%	34%	32%	32%	32%	35%	36%	37%
Maintenance and Support	$66.8	$66.0	$68.9	$72.6	$274.3	$74.3	$74.1	$76.4
% of Revenue	14%	13%	14%	15%	14%	15%	15%	15%
Total revenue	$492.4	$484.0	$490.8	$490.4	$1,957.7	$490.1	$490.0	$486.8
Table: Supplemental Information

	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014
Bookings (in millions)	$504.9	$445.1	$468.8	$497.7	$637.3	$638.0	$547.0
Total Deferred Revenue (in millions)	$376.3	$388.3	$396.5	$414.6	$484.3	$504.9	$523.4
Estimated 3-year Value of Total On-Demand Contracts (in millions)	$2,083.8	$2,103.4	$2,091.2	$2,084.1	$2,224.6	$2,195.6	$2,259.3
Annualized Line Run-Rate in Healthcare On-Demand Business (in billions)	5.138	5.193	5.227	5.075	5.070	5.487	5.521

Discussion of Segment Trends and Results
Healthcare Solutions.  In Q3 14, the Healthcare business delivered accelerated year-over-year bookings growth. Key customers in the quarter included Adventist Hospital, Barnabas Health, Community Hospital East, Dolbey Systems, Eastern, Erie County Medical Center, Froedert Health, Howard University Hospital, Integris, Memorial, Peace Health, Springfield Clinic, University of North Carolina, and University of Washington.

Clinical Documentation Solutions.  During Q3 14, Healthcare bookings were led by Healthcare on‑demand and Dragon Medical solutions, and revenue was led by Dragon Medical and Diagnostics solutions. Our Diagnostics solutions achieved record revenue. Although customer migration to EMR systems continues to place some pressure on our transcription on‑demand business, erosion in Q3 14 was less than projected. We achieved record bookings and steady revenue contribution in the category. In addition, we achieved an increase in lines transcribed, growing from an annualized rate of 5.487 billion lines in Q2 14 to 5.521 billion lines in Q3 14. In Q3

14, we launched our PowerShare image sharing network solution, and experienced an increase in usage of our cloud-based speech services for mobile clinical use in both Cerner and Epic mobile EHR applications.

Clinical Information Management Solutions.  During Q3 14, we continued to deliver strong year-over-year growth in Clintegrity bookings, further bolstering our backlog of implementations. Our Clintegrity offering includes recurring revenue, with term licenses accompanied by related professional services. We continue to work closely with partners such as Cerner, Epic and others to embed Clintegrity solutions in their revenue cycle management products and go-to-market strategies. The pipeline for our Clinical Documentation Improvement (CDI) solutions is strong and growing, as customers are turning their attention to this portion of revenue cycle management in response to the delayed ICD-10 deadline. We are seeing further validation of our Healthcare strategy in the market. In our Computer Assisted Coding (CAC) business, we are now coding under both ICD-9 and ICD-10. Coder productivity improvements have exceeded our targets and reduced customers’ need for outsourced coding consultants.

Mobile & Consumer Solutions. In Q3 14, Mobile & Consumer delivered its third consecutive quarter of improved organic growth rate, primarily driven by record revenue from automotive solutions. Following its best ever bookings quarter in Q2 14, our automotive business delivered another strong bookings quarter. New bookings included a large contract for the 3rd generation Ford SYNC system as well as design wins with our partner Harman Becker for several automakers. Key customers and OEM design wins in the quarter included AT&T, BlackBerry, Delphi, Desay, Ford, GM, Honda, Hyundai, Kyocera, Motorola, Renault, Samsung, Sasktel, Subaru, Suzuki, Teltech, Toyota, Visteon, West, Yangfeng and YouMail.

During the quarter, we delivered an array of high profile virtual assistants with our OEM partners, including the Samsung Galaxy S5, LG’s G3 in Europe, a virtual assistant for another prominent mobile phone launch and several others. In addition, we continue to use our downloadable applications to introduce innovative new features, recently adding seamless “voice biometrics and wakeup word” to Dragon Mobile Assistant. In Q3 14, we processed 3.01 billion mobile cloud transactions, up 63% compared to Q3 13. For the first time ever, we processed more than 1 billion cloud transactions per month in May and June 2014. In June 2014, our cloud services had 120 million unique monthly active users, up 57% from 77 million in June 2013.

We experienced declines in Q3 14 in both revenue and bookings within our Dragon NaturallySpeaking business, driven by weak sales in a pre-launch quarter. The latest PC version of Dragon NaturallySpeaking started shipping in July 2014, with significant revenue contribution expected in Q4 14. At the same time, we are expanding in the PC market in partnership with Intel and the PC OEMs. Recently, BestBuy has begun a national advertising campaign featuring laptops that are preloaded with Dragon Assistant.

Enterprise Solutions. Following a strong H1 14, Enterprise again delivered solid bookings growth, driven by a third consecutive quarter of strong bookings for our Enterprise OnDemand solutions. Q3 14 bookings include renewals, new logo wins and contract extensions. Our strong OnDemand bookings are in line with broader trends within the customer service market, which is increasingly shifting from on-premise to cloud-based solutions. The shift is reflected in declining revenue within our on-premise solutions, which will be countered over time by recurring revenue driven by our OnDemand bookings growth. Enterprise OnDemand revenue has increased this year primarily due to contribution from our outbound offerings and also increased volumes within existing customers. FY 14 bookings are expected to lead to additional OnDemand revenue growth in FY 15 as we work through development and deployment cycles for these complex solutions. In addition, in Q3 14 our Enterprise business delivered key voice biometrics deployments at international banking and telecommunications customers, and released updated versions of our Nina Mobile, Nina Web, voice biometrics and call-steering solutions. Key customers in Q3 14 included Amtrak, AT&T, Bank of America, Barclays, BNY Mellon, CSAA, Deutsche Telekom, DHS, DTE Energy, ICICI Bank, OnStar, Optus, PSCU, PHH, Swedbank and Telecom Italia.

Imaging Solutions. Despite an organic decline in revenue, Imaging delivered a strong bookings performance in Q3 14. Bookings strength was supported by two new partnership extensions with HP and Lexmark. Growth from these partnerships was tempered by weakness in the MFP scan business. In addition, Imaging released Power PDF, our first business-class PDF solution, which will be offered through our B2B channels and through OEM relationships within the MFP space. Key customers in the quarter included BP, Central Asia Bank, Dorsey, Fuji Xerox, HP, Lexmark, Marsh McLennan and Staples.

Discussion of Non-GAAP Cost of Revenue and Gross Margins
In Q3 14, gross margin was 61.0%, down slightly compared to Q2 14 gross margin of 61.6%, and down from Q3 13 gross margin of 64.5%. The sequential and year-over-year declines in gross margin were driven by revenue mix shift from product and licensing to on-demand services, which have a lower gross margin, and by the factors discussed below affecting each revenue type.

Gross margin for product and licensing was 86.1% in Q3 14 compared to 86.0% in Q2 14 and compared to 86.9% a year ago, due to a mix shift within the product and licensing category toward products that carry a lower gross margin.

Professional services and hosting gross margin was 35.2% in Q3 14 compared to 35.6% in Q2 14 and compared to 37.4% a year ago, primarily due to significant costs related to on-demand service platforms that are designed to support significant scale. In addition, we incurred costs related to the deployment of large design and implementation teams to deliver on major customer contracts, particularly in our Healthcare and Mobile & Consumer solutions, as well as increased costs associated with our Healthcare on-demand transcription solutions. These increased costs have contributed to year-over-year gross margin declines; however, our professional services gross margin has achieved significant sequential improvements throughout the fiscal year.

Gross margin for maintenance and support was 83.9% in Q3 14, flat sequentially and up compared to 82.5% in Q3 13. The year over year improvement was due to leverage of a relatively fixed cost base across increased revenue.

Discussion of Non-GAAP Operating Expenses and Operating Margins
In Q3 14, operating margin was 23.5%, compared to 23.9% in Q2 14. The decreased operating margin was due to lower gross margin, partially offset by improvements within operating expenses. Compared to Q2 14, Q3 14 R&D expense was flat in dollars but rose slightly as a percent of revenue. Sales & marketing and general & administrative expenses each decreased slightly, both in dollars and as a percent of revenue. As a result, in both dollars and as a percent of revenue, total operating expenses decreased slightly in Q3 14 compared to Q2 14. These decreases reflected the benefit of measures announced last quarter to control headcount and operating expenses. Year-over-year operating margin declined from 28.1% in Q3 13 to 23.5% in Q3 14. In addition to the effect of lower gross margin, the year-over-year operating margin decline was driven by increased investments in R&D, primarily for mobile, NLU and healthcare-related technologies, offset in part by significantly lower G&A expense due to reduced patent litigation expenses.

Discussion of Segment Profit Trends
Segment profit decreased from $147.1 million and 30% of revenue in Q2 14 to $139.8 million and 29% in Q3 14. Mobile & Consumer segment profit and margin increased, driven by improved gross margin, particularly for professional services, as well as lower sales and marketing expenses. Enterprise segment profit and margin improved slightly, as a result of lower R&D, sales and marketing expenses. Healthcare segment profit and margin declined due to lower gross margin as well as increased R&D, sales and marketing expenses. Imaging segment profit declined due to lower than expected revenue and increased sales expense related to booking two large, long-term OEM agreements.

Table: Non-GAAP Profit by Segment

	Q1 2013	Q2 2013	Q3 2013	Q4 2013	FY 2013	Q1 2014	Q2 2014	Q3 2014
Healthcare	$89.1	$89.6	$94.8	$78.7	$352.2	$78.5	$91.5	$84.9
Segment Profit as % of Segment Revenue	41%	39%	40%	35%	39%	35%	39%	35%
Mobile & Consumer	$39.8	$36.7	$32.2	$34.3	$143.0	$13.4	$17.8	$20.5
Segment Profit as % of Segment Revenue	30%	32%	29%	29%	30%	12%	16%	19%
Enterprise	$21.7	$13.4	$20.0	$23.8	$78.9	$21.1	$17.1	$17.5
Segment Profit as % of Segment Revenue	26%	18%	25%	28%	24%	24%	20%	21%
Imaging	$23.1	$27.6	$25.0	$22.5	$98.2	$22.7	$20.7	$16.9
Segment Profit as % of Segment Revenue	39%	43%	40%	39%	40%	39%	37%	32%
Total segment profit	$173.7	$167.3	$172.0	$159.3	$672.3	$135.7	$147.1	$139.8
Total segment profit as % of total segment revenue	35%	35%	35%	32%	34%	28%	30%	29%

Balance Sheet and Cash Flow Highlights
Cash and Cash Flow Activities
Nuance reported Q3 14 cash flow from operations of $97.0 million, up from $87.0 million in Q2 14 and $85.5 million in Q3 13. We note that CFFO as a percentage of non-GAAP net income was 111% in Q3 14, exceeding our target of 95% and reflecting the increasing impact of recurring revenue models. Included in the Q3 14 cash flow from operations were cash expenditures for acquisition, integration and restructuring related activities of approximately $8.7 million.  In Q3 14, capital expenditures totaled $16.6 million, and depreciation was $13.6 million. As of June 30, 2014, our balance of cash, cash equivalents and marketable securities was $888.5 million.

Share Repurchase Update
As of June 30, 2014, we had repurchased 11.441 million shares of our common stock, for a total amount of $210.8 million at an average price per share of $18.43.

Days Sales Outstanding (DSO)
In Q3 14, DSO was 74 days, compared to 71 days in Q3 13.

	Q1 13	Q2 13	Q3 13	Q4 13	Q1 14	Q2 14	Q3 14
DSO	74	71	71	71	74	72	74

Deferred Revenue
Total deferred revenue increased from $396.5 million at the end of Q3 13 to $523.4 million at the end of Q3 14, and current deferred revenue increased from $266.1 million to $290.8 million over the same period. The increase in deferred revenue was primarily driven by mobile on-demand service offerings where a portion of the fees are collected in advance while revenue recognition extends over the service period. The remainder of the increase was primarily attributable to continued growth in Imaging and Healthcare maintenance and support arrangements, and the increasing prevalence of ratable term-based licenses in Healthcare.

Discussion of Q4 and Fiscal 2014 Guidance and Outlook
Based on our results so far this year, and our visibility into Q4 14, we remain confident in our ability to deliver the key drivers of our future business growth - strong bookings and increased recurring revenues. However, as has been evident throughout FY 14, the transition of our business to recurring revenue models continues to happen somewhat faster than we anticipated. We expect this will continue to weigh on near-term revenue growth and will continue to result in a bookings growth rate for recurring revenue types that is higher than our overall bookings growth rate. Despite this trend, we do expect some benefit in Q4 14 from typical seasonality in product and license revenue and from the recent launch of Dragon NaturallySpeaking 13. In addition, we intend to continue our increased focus on cost efficiencies. During Q4 14 and over the course of FY 15, we will continue to focus our resources on our highest growth businesses, and reduce investment in more mature businesses, with the objective of improving our operating margins in FY 15.

Through the first three quarters of FY 14, we reported year-over-year bookings growth of 28%, exceeding our projected annual bookings growth rate. We benefited in the first half of the fiscal year from the early completion of some bookings that we had anticipated in the second half, including a large automotive booking. As expected, our Q3 14 bookings growth rate was slightly lower than bookings growth in the first half of the fiscal year, and we expect the same for Q4 14 bookings growth. Nonetheless, based upon our year-to-date bookings performance and the strength of our pipeline, we are increasing our FY 14 bookings target range from $2.25 billion and $2.35 billion, to $2.35 billion and $2.40 billion.

As anticipated in our Q2 14 earnings materials, the continuing impact of our transition from perpetual license solutions to cloud-based, connected solutions, as well as term and transactional licensing models impacted our Q3 14 revenue performance. Because this transition is happening more rapidly than anticipated, we continue to expect near-term revenues to be somewhat lower than our previous expectations. Taking this effect into account, we expect Q4 14 non-GAAP revenues of $500 million to $520 million, and Q4 14 GAAP revenues of $482 million to $502 million. We expect FY 14 non-GAAP revenues between $1,967 million and $1,987 million, and FY 14 GAAP revenues between $1,903 million and $1,923 million.

As detailed earlier, we are increasing our efforts to control expenses and improve efficiency across our business. Considering these expense controls and the revenue projections above, we expect Q4 14 non-GAAP EPS of $0.24 to $0.29, and Q4 14 GAAP EPS of $(0.16) to $(0.11). For FY 14, we expect non-GAAP EPS between $1.03 and $1.08 and GAAP EPS between $(0.63) and $(0.58).

Call Option for 2027 Convertible Notes
We also announced that we are calling for redemption the remaining $250 million aggregate principal amount of our 2.75% senior convertible debentures due 2027 (the “Debentures”). Upon redemption, holders of the Debentures will receive cash equal to $1,000 per $1,000 principal amount of the Debentures, together with any accrued and unpaid interest on the Debentures being redeemed to, but excluding, the redemption date. As a result of the announced redemption, the Debentures are becoming convertible in accordance with their terms.

This ends the prepared conference call remarks.

Definitions
Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.

Annualized line run-rate in Nuance’s healthcare on-demand business. We determine this run-rate using billed equivalent line counts in a given quarter, multiplied by four.

Bookings. Bookings represent the estimated gross revenue value of transactions at the time of contract execution, except for maintenance and support offerings. For fixed price contracts, the bookings value represents the gross total contract value.  For contracts where revenue is based on transaction volume, the bookings value represents the contract price multiplied by the estimated future transaction volume during the contract term, whether or not such transaction volumes are guaranteed under a minimum commitment clause. Actual results could be different than our initial estimates. The maintenance and support bookings value represents the amounts billed in the period the customer is invoiced. Because of the inherent estimates required to determine bookings and the fact that the actual resultant revenue may differ from our initial bookings estimates, we consider bookings one indicator of potential future revenue and not as an arithmetic measure of backlog.

Estimated 3-year value of total on-demand contracts. We determine this value as of the end of the period reported, by using our best estimate of three years of anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on estimates used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved and other factors deemed relevant. For contracts with an expiration date beyond 3 years, we include only the value expected within 3 years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non-renewals or volume fluctuations.

Segment profit. Segment profit reflects the direct controllable costs of each segment together with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings. Segment profit represents income from operations excluding stock-based compensation, amortization of intangible assets, acquisition-related costs, net, restructuring and other charges, net, costs associated with intellectual property collaboration agreements, other income (expense), net and certain unallocated corporate expenses.

Safe Harbor and Forward-Looking Statements
Statements in this document regarding our future performance, the drivers of our future performance, seasonal performance in product and licensing revenue, growth trends in on-demand revenue, the impact of our acquisitions, new product releases, bookings and backlog, trends in our businesses, revenue from our Dragon Medical product line, diagnostic and radiology solutions and clinical language understanding and analytics offerings, global interest in our mobile and consumer technologies, the proportion of revenue from mobile solutions, demand for mobile cloud-based services, our relationship with mobile and consumer electronics customers, design wins, improved growth rates for our Dragon NaturallySpeaking products, improved license revenue in our enterprise business, growth in our imaging business, estimated fourth quarter and FY 14 financial performance, investments in research and development, sales and professional services personnel, funding of strategic engagements in our mobile market, investments to leverage our voice and clinical language understanding technologies for our healthcare business, and our management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: fluctuations in demand for our existing and future products; economic conditions in the United States and internationally; our ability to control and successfully manage our expenses and cash position; the effects of competition, including pricing pressure; possible defects in our products and technologies; our ability to successfully integrate operations and employees of acquired businesses; the ability to realize anticipated synergies from acquired businesses; and the other factors described in our annual report on Form 10-K for the fiscal year ended September 30, 2013 and our quarterly reports filed with the Securities and Exchange Commission. We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

The information included in this press release should not be viewed as a substitute for full GAAP financial statements.

Discussion of Non-GAAP Financial Measures
We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP revenue and earnings per share. Consistent with this approach, we believe that disclosing non-GAAP revenue and non-GAAP earnings per share to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP revenue and earnings per share, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three and nine months ended June 30, 2014 and 2013, and, in particular, in evaluating our revenue and earnings per share, our management has either included or excluded items in six general categories, each of which is described below.

Acquisition-Related Revenue and Cost of Revenue.
We provide supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from Equitrac, Quantim and Varolii for the three and nine months ended June 30, 2014, that would otherwise have been recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that we would have otherwise recognized had we not acquired intellectual property and other assets from the same customer. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of our economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. We include non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. We believe these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, we have historically experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, we generally will incur these adjustments in connection with any future acquisitions.

Acquisition-Related Costs, Net.
In recent years, we have completed a number of acquisitions, which result in operating expenses which would not otherwise have been incurred. We provide supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward-looking guidance and the financial results of less acquisitive peer companies. We consider these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, we do not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value that acquired assets will generate for us. We believe that providing a supplemental non-GAAP measure which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs are included in the following categories: (i) transition and integration costs; (ii) professional service fees; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, we generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:

(i) Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services, including services provided by third parties.

(ii) Professional service fees. Professional service fees include third party costs related to the acquisition, and legal and other professional service fees associated with disputes and regulatory matters related to acquired entities.

(iii) Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.

Amortization of Acquired Intangible Assets.
We exclude the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which our acquired intellectual property is treated in a comparable manner to our internally developed intellectual property. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Costs Associated with IP Collaboration Agreement.
In order to gain access to a third party's extensive speech recognition technology and natural language and semantic processing technology, we have entered into IP collaboration agreements, with terms ranging between five and six years. Depending on the agreement, some or all intellectual property derived from these collaborations will be jointly owned by the two parties. For the majority of the developed intellectual property, we will have sole rights to commercialize such intellectual property for periods ranging between two to six years, depending on the agreement. For non-GAAP purposes, we consider these long-term contracts and the resulting acquisitions of intellectual property from this third-party over the agreements’ terms to be an investing activity, outside of our normal, organic, continuing operating activities, and are therefore presenting this supplemental information to show the results excluding these expenses. We do not exclude from our non-GAAP results the corresponding revenue, if any, generated from these collaboration efforts. Although our bonus program and other performance-based incentives for executives are based on the non-GAAP results that exclude these costs, certain engineering senior management are responsible for execution and results of the collaboration agreement and have incentives based on those results.

Non-Cash Expenses.
We provide non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. These items are further discussed as follows:

(i) Stock-based compensation. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in our history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. We evaluate performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in operating plans. Stock-based compensation will continue in future periods.

(ii) and (iii) Certain accrued interest and income taxes. We also exclude certain accrued interest and certain accrued income taxes because we believe that excluding these non-cash expenses provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. These non-cash expenses will continue in future periods.

Other Expenses.
We exclude certain other expenses that are the result of unplanned events to measure operating performance and current and future liquidity both with and without these expenses; and therefore, by providing this information, we believe management and the users of the financial statements are better able to understand the financial results of what we consider to be our organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net. These events are unplanned and arose outside of the ordinary course of continuing operations. These items also include adjustments from changes in fair value of share-based instruments relating to the issuance of our common stock with security price guarantees payable in cash. Other items such as gains or losses on non-controlling strategic equity interests, are also excluded.

We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. We further believe that providing this information allows investors to not only better understand our financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

Financial Tables Follow

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended June 30,		Nine months ended June 30,
	2014	2013	2014	2013

Revenues:
Product and licensing	$168,224	$191,568	$521,480	$561,363
Professional services and hosting	231,698	210,423	677,359	623,992
Maintenance and support	75,582	67,778	222,298	197,681
Total revenues	475,504	469,769	1,421,137	1,383,036

Cost of revenues:
Product and licensing	23,934	25,844	74,598	75,096
Professional services and hosting	163,587	140,441	475,604	404,131
Maintenance and support	13,566	12,586	38,533	40,481
Amortization of intangible assets	15,006	15,187	45,542	48,107
Total cost of revenues	216,093	194,058	634,277	567,815

Gross profit	259,411	275,711	786,860	815,221

Operating expenses:
Research and development	87,137	73,134	252,188	211,536
Sales and marketing	99,783	98,889	316,969	313,879
General and administrative	43,732	50,754	131,890	128,893
Amortization of intangible assets	27,287	27,303	81,330	78,730
Acquisition-related cost (income), net	9,110	(8,458)	18,710	22,723
Restructuring and other charges, net	8,622	7,940	17,178	14,669
Total operating expenses	275,671	249,562	818,265	770,430

Loss (income) from operations	(16,260)	26,149	(31,405)	44,791
Other expense, net	(31,028)	(34,133)	(101,151)	(108,606)
Loss before income taxes	(47,288)	(7,984)	(132,556)	(63,815)
Provision for income taxes	6,959	26,990	16,331	19,103
Net loss	$(54,247)	$(34,974)	$(148,887)	$(82,918)

Net loss per share:
Basic	$(0.17)	$(0.11)	$(0.47)	$(0.26)
Diluted	$(0.17)	$(0.11)	$(0.47)	$(0.26)

Weighted average common shares outstanding:
Basic	317,610	315,441	316,334	314,348
Diluted	317,610	315,441	316,334	314,348

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
Unaudited

	June 30, 2014	September 30, 2013

ASSETS
Current assets:
Cash and cash equivalents	$846,936	$808,118
Marketable securities	41,552	38,728
Accounts receivable, net	398,436	382,741
Prepaid expenses and other current assets	184,220	179,940
Total current assets	1,471,144	1,409,527

Land, building and equipment, net	154,722	143,465
Goodwill	3,381,300	3,293,198
Intangible assets, net	880,452	953,278
Other assets	184,013	159,135
Total assets	$6,071,631	$5,958,603

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$253,547	$246,040
Accounts payable and accrued expenses	330,966	305,441
Deferred revenue	290,758	253,753
Total current liabilities	875,271	805,234

Long-term debt	2,122,408	2,108,091
Deferred revenue, net of current portion	232,621	160,823
Other liabilities	247,611	246,441
Total liabilities	3,477,911	3,320,589

Stockholders' equity	2,593,720	2,638,014
Total liabilities and stockholders' equity	$6,071,631	$5,958,603

Nuance Communications, Inc.
Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Three months ended June 30,		Nine months ended June 30,
	2014	2013	2014	2013

Cash flows from operating activities:
Net loss	$(54,247)	$(34,974)	$(148,887)	$(82,918)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	55,863	52,533	165,280	155,109
Stock-based compensation	55,382	39,195	147,541	114,108
Non-cash interest expense	8,744	9,346	28,187	28,923
Deferred tax (benefit) provision	(1,095)	23,049	2,351	(1,179)
Loss on non-controlling strategic equity interest	—	790	—	790
Other	964	(9,538)	(4,294)	(10,640)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(11,224)	(3,568)	(4,706)	26,713
Prepaid expenses and other assets	2,242	(732)	(9,453)	(12,249)
Accounts payable	7,094	(21,962)	(25,003)	(19,815)
Accrued expenses and other liabilities	13,935	19,581	3,634	29,082
Deferred revenue	19,373	11,761	107,563	73,591
Net cash provided by operating activities	97,031	85,481	262,213	301,515
Cash flows from investing activities:
Capital expenditures	(16,640)	(12,089)	(41,359)	(41,677)
Payments for business and technology acquisitions, net of cash acquired	(646)	(100,512)	(136,183)	(574,771)
Purchases of marketable securities and other investments	(8,109)	(629)	(19,613)	(448)
Proceeds from sales and maturities of marketable securities and other investments	11,217	—	32,851	—
Net cash used in investing activities	(14,178)	(113,230)	(164,304)	(616,896)
Cash flows from financing activities:
Payments of debt	(1,339)	(1,230)	(3,855)	(147,353)
Proceeds from long-term debt, net of issuance costs	—	(644)	—	351,748
Payments for repurchases of common stock	(48)	(103,036)	(26,483)	(103,036)
Payments for settlement of share-based derivatives	—	—	(5,286)	(3,801)
Payments of other long-term liabilities	(697)	(309)	(2,216)	(1,629)
Proceeds from issuance of common stock from employee stock plans	1,603	5,646	13,525	18,731
Cash used to net share settle employee equity awards	(4,271)	(4,071)	(35,318)	(53,589)
Net cash (used in) provided by financing activities	(4,752)	(103,644)	(59,633)	61,071
Effects of exchange rate changes on cash and cash equivalents	533	(858)	542	(2,400)
Net increase (decrease) in cash and cash equivalents	78,634	(132,251)	38,818	(256,710)
Cash and cash equivalents at beginning of period	768,302	1,005,302	808,118	1,129,761
Cash and cash equivalents at end of period	$846,936	$873,051	$846,936	$873,051

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)
Unaudited

	Three months ended		Nine months ended
	June 30,		June 30,
	2014	2013	2014	2013

GAAP revenue	$475,504	$469,769	$1,421,137	$1,383,036
Acquisition-related revenue adjustments: product and licensing	5,626	13,929	24,384	59,383
Acquisition-related revenue adjustments: professional services and hosting	4,898	5,976	18,771	20,869
Acquisition-related revenue adjustments: maintenance and support	786	1,121	2,540	3,952
Non-GAAP revenue	$486,814	$490,794	$1,466,832	$1,467,241

GAAP cost of revenue	$216,093	$194,058	$634,277	$567,815
Cost of revenue from amortization of intangible assets	(15,006)	(15,187)	(45,542)	(48,107)
Cost of revenue adjustments: product and licensing (1,2)	307	1,148	1,232	5,161
Cost of revenue adjustments: professional services and hosting (1,2)	(10,213)	(5,031)	(23,402)	(11,214)
Cost of revenue adjustments: maintenance and support (1,2)	(1,290)	(558)	(2,480)	(3,091)
Non-GAAP cost of revenue	$189,891	$174,430	$564,085	$510,564

GAAP gross profit	$259,411	$275,711	$786,860	$815,221
Gross profit adjustments	37,512	40,653	115,887	141,456
Non-GAAP gross profit	$296,923	$316,364	$902,747	$956,677

GAAP (loss) income from operations	$(16,260)	$26,149	$(31,405)	$44,791
Gross profit adjustments	37,512	40,653	115,887	141,456
Research and development (1)	12,960	8,700	33,703	22,537
Sales and marketing (1)	13,656	13,261	39,110	42,141
General and administrative (1)	16,710	11,102	46,702	33,520
Amortization of intangible assets	27,287	27,303	81,330	78,730
Costs associated with IP collaboration agreements	4,937	4,937	14,811	15,645
Acquisition-related costs (income), net	9,110	(8,458)	18,710	22,723
Restructuring and other charges, net	8,622	7,940	17,178	14,669
Other	—	6,189	1,061	6,189
Non-GAAP income from operations	$114,534	$137,776	$337,087	$422,401

GAAP provision from income taxes	$6,959	$26,990	$16,331	$19,103
Non-cash taxes	(2,973)	(22,438)	(2,681)	(2,615)
Non-GAAP provision for income taxes	$3,986	$4,552	$13,650	$16,488

GAAP net loss	$(54,247)	$(34,974)	$(148,887)	$(82,918)
Acquisition-related adjustment - revenue (2)	11,310	21,025	45,695	84,205
Acquisition-related adjustment - cost of revenue (2)	(860)	(1,691)	(3,376)	(6,766)
Acquisition-related costs (income), net	9,110	(8,458)	18,710	22,723
Cost of revenue from amortization of intangible assets	15,006	15,187	45,542	48,107
Amortization of intangible assets	27,287	27,303	81,330	78,730
Non-cash stock-based compensation (1)	55,382	39,195	147,541	114,108
Non-cash interest expense	8,744	9,346	28,187	28,923
Non-cash income taxes	2,973	22,438	2,681	2,615
Costs associated with IP collaboration agreements	4,937	4,937	14,811	15,645
Change in fair value of share-based instruments	(651)	228	3,571	5,753
Loss on non-controlling strategic equity interest	—	790	—	790
Restructuring and other charges, net	8,622	7,940	17,178	14,669
Other	—	6,189	(454)	6,189
Non-GAAP net income	$87,613	$109,455	$252,529	$332,773

Non-GAAP diluted net income per share	$0.27	$0.34	$0.79	$1.03

Diluted weighted average common shares outstanding	322,849	323,219	320,246	323,741

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended June 30,		Nine months ended June 30,
	2014	2013	2014	2013

(1) Non-Cash Stock-Based Compensation
Cost of product and licensing	$238	$145	$1,200	$498
Cost of professional services and hosting	10,528	5,429	24,346	12,321
Cost of maintenance and support	1,290	558	2,480	3,091
Research and development	12,960	8,700	33,703	22,537
Sales and marketing	13,656	13,261	39,110	42,141
General and administrative	16,710	11,102	46,702	33,520
Total	$55,382	$39,195	$147,541	$114,108

(2) Acquisition-Related Revenue and Cost of Revenue
Revenue	$11,310	$21,025	$45,695	$84,205
Cost of product and licensing	(545)	(1,293)	(2,432)	(5,659)
Cost of professional services and hosting	(315)	(398)	(944)	(1,107)
Total	$10,450	$19,334	$42,319	$77,439

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Total Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2013	2013	2013	2013	2013	2014	2014	2014
GAAP Revenue	$462.3	$451.0	$469.8	$472.2	$1,855.3	$470.0	$475.7	$475.5
Adjustment	$30.1	$33.0	$21.0	$18.2	$102.4	$20.1	$14.3	$11.3
Non-GAAP Revenue	$492.4	$484.0	$490.8	$490.4	$1,957.7	$490.1	$490.0	$486.8

Healthcare	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2013	2013	2013	2013	2013	2014	2014	2014
GAAP Revenue	$204.7	$219.1	$230.0	$220.0	$873.8	$221.6	$232.5	$236.2
Adjustment	$12.7	$10.2	$8.1	$6.7	$37.8	$5.7	$4.5	$3.9
Non-GAAP Revenue	$217.4	$229.3	$238.1	$226.7	$911.6	$227.3	$237.0	$240.1

Mobile & Consumer	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2013	2013	2013	2013	2013	2014	2014	2014
GAAP Revenue	$128.8	$113.0	$108.7	$117.2	$467.7	$112.5	$107.0	$107.0
Adjustment	$2.9	$3.2	$2.3	$3.1	$11.5	$2.8	$2.8	$2.1
Non-GAAP Revenue	$131.7	$116.2	$111.0	$120.3	$479.2	$115.3	$109.8	$109.2

Enterprise	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2013	2013	2013	2013	2013	2014	2014	2014
GAAP Revenue	$83.7	$72.9	$78.1	$85.5	$320.2	$86.6	$85.3	$83.5
Adjustment	$0.0	$1.6	$0.8	$0.9	$3.3	$2.6	$1.9	$1.6
Non-GAAP Revenue	$83.7	$74.5	$78.9	$86.4	$323.5	$89.2	$87.2	$85.1

Imaging	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2013	2013	2013	2013	2013	2014	2014	2014
GAAP Revenue	$45.1	$46.0	$53.0	$49.5	$193.6	$49.3	$50.9	$48.8
Adjustment	$14.5	$18.0	$9.8	$7.5	$49.8	$9.0	$5.1	$3.7
Non-GAAP Revenue	$59.6	$64.0	$62.8	$57.0	$243.4	$58.3	$56.0	$52.4

Product and Licensing Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2013	2013	2013	2013	2013	2014	2014	2014
GAAP Revenue	$196.7	$173.1	$191.6	$192.3	$753.7	$178.5	$174.8	$168.2
Adjustment	$21.6	$23.9	$13.9	$10.9	$70.1	$11.5	$7.3	$5.6
Non-GAAP Revenue	$218.3	$196.9	$205.5	$203.2	$823.8	$190.0	$182.1	$173.8

Professional Services Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2013	2013	2013	2013	2013	2014	2014	2014
GAAP Revenue	$51.0	$51.0	$53.2	$52.9	$208.1	$50.8	$55.4	$56.3
Adjustment	$5.0	$5.8	$4.2	$2.8	$17.9	$3.4	$2.3	$1.5
Non-GAAP Revenue	$56.0	$56.8	$57.4	$55.7	$226.0	$54.2	$57.7	$57.8

Hosting Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2013	2013	2013	2013	2013	2014	2014	2014
GAAP Revenue	$149.3	$162.3	$157.2	$155.5	$624.3	$167.3	$172.2	$175.4
Adjustment	$2.0	$2.0	$1.8	$3.4	$9.3	$4.3	$3.9	$3.4
Non-GAAP Revenue	$151.3	$164.3	$159.0	$158.9	$633.6	$171.6	$176.1	$178.8

Maintenance and Support Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2013	2013	2013	2013	2013	2014	2014	2014
GAAP Revenue	$65.3	$64.6	$67.8	$71.5	$269.2	$73.4	$73.3	$75.6
Adjustment	$1.5	$1.3	$1.1	$1.1	$5.1	$0.9	$0.8	$0.8
Non-GAAP Revenue	$66.8	$66.0	$68.9	$72.6	$274.3	$74.3	$74.1	$76.4

Schedules may not add due to rounding.

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2013	2013	2013	2013	2013	2014	2014	2014

Total segment revenues	$492.4	$484.0	$490.8	$490.4	$1,957.7	$490.1	$490.0	$486.8
Acquisition related revenues	(30.1)	(33.0)	(21.0)	(18.2)	(102.4)	(20.1)	(14.3)	(11.3)
Total consolidated revenues	$462.3	$451.0	$469.8	$472.2	$1,855.3	$470.0	$475.7	$475.5

Total segment profit	$173.7	$167.3	$172.0	$159.4	$672.3	$135.7	$147.1	$139.8
Corporate expenses and other, net	(30.1)	(26.3)	(40.6)	(38.6)	(135.3)	(31.3)	(30.1)	(25.3)
Acquisition-related revenues and costs of revenue adjustment	(27.7)	(30.4)	(19.3)	(16.2)	(93.7)	(18.8)	(13.0)	(10.5)
Non-cash stock-based compensation	(45.3)	(29.6)	(39.2)	(45.2)	(159.3)	(47.2)	(44.9)	(55.4)
Amortization of intangible assets	(41.7)	(42.6)	(42.5)	(42.0)	(168.8)	(42.7)	(41.9)	(42.3)
Acquisition-related (costs) income, net	(15.7)	(15.4)	8.5	(7.0)	(29.7)	(2.8)	(6.8)	(9.1)
Restructuring and other charges, net	(1.7)	(5.1)	(7.9)	(1.7)	(16.4)	(3.8)	(4.7)	(8.6)
Costs associated with IP collaboration agreements	(5.3)	(5.5)	(4.9)	(4.9)	(20.6)	(4.9)	(4.9)	(4.9)
Other expense, net	(36.9)	(37.6)	(34.1)	(36.6)	(145.2)	(36.6)	(33.5)	(31.0)
Loss before income taxes	($30.7)	($25.2)	($8.0)	($32.8)	($96.7)	($52.4)	($32.8)	($47.3)

Schedules may not add due to rounding.

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and Non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Three months ended September 30, 2014
	Low	High
GAAP revenue	$482,000	$502,000
Acquisition-related adjustment - revenue	18,000	18,000
Non-GAAP revenue	$500,000	$520,000

GAAP net loss per share	$(0.16)	$(0.11)
Acquisition-related adjustment - revenue	0.05	0.05
Acquisition-related adjustment - cost of revenue	(0.00)	(0.00)
Acquisition-related costs, net	0.05	0.05
Cost of revenue from amortization of intangible assets	0.05	0.05
Amortization of intangible assets	0.08	0.08
Non-cash stock-based compensation	0.18	0.18
Non-cash interest expense	0.03	0.03
Non-cash income taxes	(0.07)	(0.07)
Costs associated with IP collaboration agreements	0.02	0.02
Restructuring and other charges, net	0.00	0.00
Other	0.01	0.01
Non-GAAP net income per share	$0.24	$0.29

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	319,000	319,000
Weighted average common shares: diluted	327,500	327,500

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and Non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Twelve months ended September 30, 2014
	Low	High
GAAP revenue	$1,903,000	$1,923,000
Acquisition-related adjustment - revenue	64,000	64,000
Non-GAAP revenue	$1,967,000	$1,987,000

GAAP net loss per share	$(0.63)	$(0.58)
Acquisition-related adjustment - revenue	0.20	0.20
Acquisition-related adjustment - cost of revenue	(0.01)	(0.01)
Acquisition-related costs, net	0.11	0.11
Cost of revenue from amortization of intangible assets	0.19	0.19
Amortization of intangible assets	0.34	0.34
Non-cash stock-based compensation	0.64	0.64
Non-cash interest expense	0.11	0.11
Non-cash income taxes	(0.06)	(0.06)
Costs associated with IP collaboration agreements	0.06	0.06
Change in fair value of share-based instruments	0.01	0.01
Restructuring and other charges, net	0.06	0.06
Other	0.01	0.01
Non-GAAP net income per share	$1.03	$1.08

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	317,000	317,000
Weighted average common shares: diluted	322,500	322,500